                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS


1. AVERAGE ANNUAL TOTAL RETURN (As of August 31, 1996)


   P (1 + T)(n) = ERV

   Where:        P =  a hypothetical initial payment of $1,000
                 T =  average annual total return
                 N =  number of years
               ERV =  ending redeemable value at the end of the period


                                                      LIMITED-                                        INSURED
                      MONEY-MARKET     SHORT-TERM       TERM        INTERMEDIATE-      LONG-TERM     LONG-TERM     HIGH-YIELD
EXAMPLE: ONE YEAR      PORTFOLIO       PORTFOLIO      PORTFOLIO     TERM PORTFOLIO     PORTFOLIO     PORTFOLIO     PORTFOLIO
-----------------     ------------     ----------     ---------     --------------     ---------     ---------     ----------
        P =            $    1,000      $    1,000     $   1,000       $    1,000       $   1,000     $   1,000     $    1,000
        T =                  3.48%           3.64%         3.73%            4.47%           6.08%         5.77%          5.39%
        N =                     1               1             1                1               1             1              1
      ERV =            $ 1,034.83      $ 1,036.45     $1,037.30       $ 1,044.75       $1,060.84     $1,057,74     $ 1,053.88
  Five Year
        P =            $    1,000      $    1,000     $   1,000       $    1,000       $   1,000     $   1,000     $    1,000
        T =                  3.12%           4.20%         5.33%            7.31%           8.01%         7.81%          7.99%
        N =                     5               5             5                5               5             5              5
      ERV =            $ 1,166.08      $ 1,228.27     $1,296.24       $ 1,423.29       $1,469.95     $1,456.41     $ 1,468.80
   Ten Year
        P =            $    1,000      $    1,000     $   1,000       $    1,000       $   1,000     $   1,000     $    1,000
        T =                  4.19%           5.08%         6.28*%           7.64%           8.05%         7.96%          8.11%
        N =                    10              10            10               10              10            10             10
      ERV =            $ 1,507.21      $ 1,641.59     $1,729.41*      $ 2,087.10       $2,169.07     $2,151.70     $ 2,181.70


---------------
* Since inception.


2. YIELD (30 Days Ended August 31, 1996)


                   a - b
        Yield = 2[(----- + 1)(6)(superior)-1]
                   c x d

   Where:        a =  dividends and interest paid during the period
                 b =  expense dollars during the period (net of reimbursements)
                 c =  the average daily number of shares outstanding during the period
                 d =  the maximum offering price per share on the last day of the period


                  SHORT-TERM        LIMITED-TERM      INTERMEDIATE-        LONG-TERM        INSURED-LONG        HIGH-YIELD
                   PORTFOLIO         PORTFOLIO        TERM PORTFOLIO       PORTFOLIO       TERM PORTFOLIO       PORTFOLIO
                ---------------   ----------------   ----------------   ---------------   ----------------   ----------------
   Example a =    $4,688,689.90      $6,215,100.44     $23,569,831.97     $4,911,302.14      $8,548,757.51      $9,260,283.60
           b =      $228,116.35        $277,960.49        $939,036.36       $177,046.88        $309,657.57        $315,188.54
           c =   93,062,270.380    164,987,446.123    452,799,505.169   103,186,130.295    159,390,953.197    190,266,100.689
           d =           $15.54             $10.62             $13.04            $10.72             $12.13             $10.38
       Yield =             3.73%             4.101%             4.644%            5.186%             5.164%             5.492%